AMERICAN INTERNATIONAL INDUSTRIES, INC.
DECLARES SPECIAL STOCK DIVIDEND OF ITS SUBSIDIARY
HAMMONDS INDUSTRIES, INC. COMMON STOCK

Houston/Kemah, Texas – April 16, 2008 American International Industries, Inc. (NasdaqCM “AMIN”) Mr. Daniel Dror, Chairman and CEO, announced today that the board of directors of American International Industries, Inc. has declared a special dividend of shares of common stock of its subsidiary, Hammond Industries, Inc. (OTCBB: “HMDI”) to AMIN shareholders.  AMIN shareholders of record as of the close of business on Monday, May 12, 2008 will be issued one share of HMDI common stock (free-trading to non-affiliates) for each share of AMIN common stock owned and held on the record date. The shares of HMDI common stock will be issued on or about Tuesday, August 12, 2008.

Mr. Dror stated, "This stock dividend reflects the Board’s continued policy in creating and delivering value to its shareholders by providing a direct benefit to them in the future growth of HMDI. Further, it is our belief that this dividend will improve the liquidity of HMDI’s common stock by increasing the number of HMDI shareholders.”

The Company owns approximately 24 million shares, or 48%, of Hammonds Industries, Inc. common stock at a book value of $1.8 million.  The current market value of the Company’s ownership in HMDI is $10.1 million. The difference between the current market value and the book value of this dividend will result in a gain on disposition of approximately $2.4 million for the Company.  After the distribution of the special dividend of approximately 7.1 million shares with a current market value of $3.0 million, the Company’s ownership will be approximately 34%.  The Company will continue to consolidate Hammonds although its ownership is less than 51%, because the Company appoints the members of Hammonds' board of directors.

This special dividend is considered a property dividend rather than a stock dividend.

For additional information, please refer to our Form 8-K filed with the SEC on April 16, 2008.

Hammonds Industries, the premier provider of military aviation fuel additive systems, is revolutionizing patented material handling and airline towing systems with its Hammonds’ ODV® – the Omni Directional Vehicle which easily tows heavy loads in any direction. Hammonds Industries has designed and manufactured specialized products, primarily for government, aviation and military customers for over 25 years. Founded in 1982, the company has a long-standing reputation for innovation. Hammonds’ products include patented systems for blending and injecting fuel additives, systems for blending water treatment chemicals, as well as fuel handling products. Hammonds has been granted more than 20 United States and foreign patents on its products.  Hammonds’ major customers include Arch Chemical, CSX Railroad, Exxon/Mobil, BP Aviation, Chevron/Texaco, Tomco, KopCoat, Boeing, Defense Energy Supply, Lafarge, and Lockheed Martin. In addition, Hammonds has been a long time supplier to all branches of the United States Military with on-going contracts to supply equipment to the U.S. Army. Hammonds continues to experience revenue growth with an expanding presence in multiple markets, sectors and industries.  During the past three fiscal years, Hammonds’ revenues increased by 90% from 2005 to 2006 and by 56% from 2006 to 2007.

To view Hammonds’s products and for additional information about the company, please visit http://www.hammondscos.com, http://www.hammondsodv.com, and http://www.waterchlorination.com.

American International Industries, Inc. is a diversified holding company, with a business model similar to General Electric, Tyco International, and Berkshire Hathaway.  The Company has holdings in Industry, Finance, and Real Estate in Houston Texas and surrounding areas, and Oil & Gas.  The vision of the Company is to develop holdings in various industries through acquisition of existing companies, applying the financial resources and management expertise to foster the growth and profitability of the acquired businesses.  The holding company serves as a financial and professional partner to the management of the subsidiaries.  The role of the holding company is to improve each subsidiary’s access to capital, achieve economies of scale by consolidating administrative functions, and utilize the financial and management expertise of corporate personnel across all units.  The Company is continuing to work with management of the subsidiary companies to improve revenues, operations and profitability.

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued acceptance of our products and services, continued growth in the energy sector, increased levels of competition, the dependence upon adequate financing, third party suppliers and the ability to hire and retain qualified management for its operating subsidiaries, and the regulatory environment in the segments in which we operate. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

Investor Relations: Rebekah Ruthstrom Tel: 281-334-9479 email: amin@americanii.com